ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: www.nvsos.gov

Certificate of Designation
(PURSUANT TO NRS 78.1955)

Filed in the office of	Document Number 20130011201-51
Ross Miller Secretary of State State of Nevada	Filing Date and Time 01/07/2013 2:45 PM
	Entity Number E0270062006-2

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1. Name of corporation:

AquaLiv Technologies, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

The undersigned, William M. Wright, III, does hereby certify that:
A. William M. Wright, III is the duly elected and acting President of Infrared Systems International, a Nevada corporation (the "Company").
B. Pursuant to the Unanimous Written consent of the Board of Directors of the Company dated April 15, 2010, the Board of Directors duly adopted the following resolutions:

(see attached)

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.